                                                                    Exhibit 10.3


                        RETENTION AND SEVERANCE AGREEMENT

                  THIS RETENTION AND SEVERANCE AGREEMENT (this "AGREEMENT"), dated as of March 1, 2000, is made by and between DAOU Systems, Inc., a Delaware corporation ("DAOU"), and Donald R. Myll ("EMPLOYEE").

                                    RECITALS

         WHEREAS, DAOU and each of its wholly-owned subsidiaries (collectively, the COMPANY") recognize that the possibility of a Change in Control (as defined below) of DAOU exists and that such possibility, including the uncertainty that such possibility may raise among the Company's key employees, may result in the departure or distraction of such employees to the detriment of the Company and DAOU's stockholders;

         WHEREAS, DAOU's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued employment of the Company's key employees without distraction from the possibility of a Change in Control of DAOU or any related events and circumstances;

         WHEREAS, Employee is a key employee of the Company;

         WHEREAS, the Company considers that providing Employee with certain retention and severance benefits will operate as an incentive for Employee to remain employed by the Company in the event of a Change in Control of DAOU.

         NOW THEREFORE, to induce Employee to remain employed by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DAOU and Employee agree as follows:

                                    AGREEMENT

1.       DEFINITIONS.

         1.1 "BASE SALARY" shall mean the Employee's gross annual salary as of the Termination Date.

         1.2 "CAUSE" shall mean:

             (a) Employee's material breach of the Employment Agreement, dated as of September 8, 1999 (the "EMPLOYMENT AGREEMENT"), by and between Employee and DAOU;

             (b) Employee's material failure to adhere to any written policy of the Company generally applicable to officers of the Company if Employee has been given a reasonable opportunity (but in no event later than thirty (30) days) to comply with such policy or cure his failure to comply;

             (c) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

             (d) the misappropriation (or attempted misappropriation) of any of the Company's funds or property;

             (e) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment;

             (f) willful misconduct;

             (g) physical or mental disability or other inability to perform the essential functions of his position, with or without reasonable accommodation; or

             (h) death.

         1.3 "CHANGE OF CONTROL" is defined to have occurred if, and only if, during Employee's employment:

             (a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of DAOU representing fifty percent (50%) or more of the combined voting power of DAOU's then outstanding securities entitled to vote in the election of directors of DAOU;

             (b) there occurs a reorganization, merger, consolidation or other corporate transaction involving DAOU (a "TRANSACTION"), in each case, with respect to which the stockholders of DAOU immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of DAOU or other corporation resulting from such Transaction; or

             (c) all or substantially all of the assets of DAOU are sold, liquidated or distributed.

         1.4 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         1.5 "CONTINGENT COMPENSATION PAYMENT" shall mean any payment (or benefit) in the nature of compensation that is made or supplied (under this Agreement or otherwise) to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Control of the Company.

         1.6 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         1.7 "EXCISE TAX" shall mean the amount, if any, of the excise tax payable pursuant to Section 4999 of the Code by Employee with respect to a Contingent Compensation Payment.

         1.8 "GROSS-UP PAYMENT" shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment, and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) Employee (including the Excise Tax, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

         1.9 "RETENTION BONUS" shall mean the payment made pursuant to SECTION 4 of this Agreement.

         1.10 "RESIGNATION FOR GOOD REASON" shall mean the voluntary resignation by Employee of his employment with the Company within two (2) years following a Change in Control and within three (3) months of the following "GOOD REASONS":

              (a) any reduction in Employee's Base Salary or Target Bonus;

              (b) any significant reduction in Employee's responsibilities and authority relative to Employee's current position as Executive Vice President and Chief Financial Officer of DAOU, including, but not limited to, requiring Employee to report to anyone other than the Chief Executive Officer of the acquiring entity of DAOU following a Change in Control; or

              (c) a relocation by the Company of Employee's place of Employment outside a forty (40) mile radius of Employee's current place of employment.

              An event described in Section 1.10(a) through (c) will not constitute Good Reason unless Employee provides written notice to the Company (or its successor) of his intention to resign for Good Reason and unless the Company (or its successor) does not cure the Good Reason within ten (10) days of the Company's (or its successor's) receipt of the written notice.

         1.11 "TARGET BONUS" shall mean the variable annual cash compensation that Employee is eligible to receive, prior to a Change in Control, in the event targeted goals are achieved for the year.

         1.12 "TERMINATION DATE" shall mean the date of termination of Employee's employment relationship with the Company.

         1.13 "TERMINATION PAYMENTS" shall mean any payment or distribution of compensation or benefits made pursuant to SECTIONS 5.1 (a)-(d) of this Agreement.

2. TITLE AND DUTIES. Employee currently holds the positions of Executive Vice President and Chief Financial Officer of DAOU and Treasurer of Enosus, Inc., a Delaware corporation and wholly-owned subsidiary of DAOU. Employee will: (i) devote his entire business time, attention, skill, and energy exclusively to the business of the Company; (ii) use his best efforts to promote the success of the Company's business; and (iii) cooperate fully with the President and the Board of Directors of the Company in the advancement of the best interests of the Company.

3. AT-WILL EMPLOYMENT. Employee reaffirms that Employee's employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee. While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.

4. RETENTION BONUS. If the Employee is continuously employed by the Company from the date of this Agreement through the consummation of a Change in Control, then, within fifteen (15) days after the consummation of such Change in Control, DAOU (or its successor) shall pay to Employee a lump sum amount equal to Two Hundred Seventy Thousand Dollars ($270,000), less applicable state and federal taxes and/or other payroll deductions (the "RETENTION BONUS"). Such payment of the Retention Bonus shall be in addition to any compensation paid to Employee hereunder or under the Employment Agreement.

5.       TERMINATION PAYMENTS.

         5.1 If, within two (2) years immediately following a Change in Control, Employee's employment with the Company (or its successor or subsidiary) terminates as the result of (i) termination by the Company (or its successor or subsidiary) of Employee's employment for a reason other than Cause or (ii) Employee's Resignation for Good Reason:

             (a) Employee will receive a pro-rata share of the Base Salary and Target Bonus accrued and owing to Employee through the Termination Date, less applicable state and federal taxes and/or other payroll deductions, and accrued but unused vacation, sick days and floating holidays through the Termination Date in accordance with the Company's (or its successor's) regular policies, less applicable state and federal taxes and/or other payroll deductions;

             (b) Within fifteen (15) days after the Termination Date, DAOU (or its successor) will pay to Employee a severance payment in a lump-sum amount equal to Five Hundred Forty Thousand Dollars ($540,000), less applicable state and federal taxes and/or other payroll deductions;

             (c) GROSS-UP PAYMENT. In the event that (i) DAOU undergoes a Change in Control, and (ii) any payment to Employee under this Agreement triggers an obligation to pay an Excise Tax, then DAOU shall, within fifteen (15) days after the date on which such payment to Employee is made, pay to Employee the relevant Gross-Up Payment.

             (d) If Employee elects to continue insurance coverage as afforded to Employee according to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), DAOU (or its successor) will reimburse Employee the amount of the premiums incurred by Employee during the period beginning on the Termination Date and extend for twelve (12) months following the Termination Date. Nothing in this Agreement will extend Employee's COBRA period beyond the period allowed under COBRA, nor is the Company assuming any responsibility which Employee has for formally electing to continue coverage;

         5.2 The payments set forth in SECTIONS 5.1(b), (c) AND (d) above are in exchange for, and contingent upon Employee's execution of a release of all claims as of the Termination Date, in substantially the form attached to this Agreement as EXHIBIT 1.

         5.3 If Employee's employment terminates (i) for any reason after the two (2) year period immediately following a Change in Control or (ii) during that two (2) year period (A) for Cause or (B) due to Employee's resignation without Good Reason, then DAOU (or its successor) will pay to Employee a pro-rata share of the Base Salary and Target Bonus accrued and owing to Employee through the Termination Date, less applicable state and federal taxes and/or other payroll deductions, and accrued but unused vacation, sick days and floating holidays through the Termination Date in accordance with the Company's (or its successor's) regular policies, less applicable state and federal taxes and/or other payroll deductions.

         5.4 If Employee resigns his employment for Good Reasons described in
Section 1.10 (b) above, payment of the above Termination Payments is further contingent upon Employee's willingness, at the Company's (or its successor's) request, to continue performing his duties on behalf of the Company (or its successor) in good faith for up to sixty (60) days following the occurrence of the events described in Section 1.10 (b); PROVIDED, HOWEVER, that Employee shall not be required to travel to perform his duties in good faith. DAOU (or its successor) will pay to Employee a pro-rata share of the Base Salary and Target Bonus and accrued but unused vacation, sick days and floating holidays according to the Company's (or its successor's) regular policies, less applicable state and federal taxes and/or other payroll deductions, during the up-to sixty (60) day period and will receive the Termination Payments upon completion of that period.

6. RETIREMENT AND PROFIT-SHARING PLANS. Notwithstanding anything in this Agreement to the contrary, Employee's rights in any retirement, pension or profit-sharing plans offered by the Company shall be governed by the rules of such plans as well as by applicable law.

7. TAX CONSEQUENCES. The Company makes no representations regarding the tax consequence of any provision of this Agreement. Employee is advised to consult with his own tax advisor with respect to the tax treatment of any payment contained in this Agreement.

8. [Reserved.]

9. DISPUTE RESOLUTION PROCEDURES. Any dispute or claim arising out of this Agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association ("AAA") or of the Judicial Arbitration and Mediation Services ("JAMS"). The arbitration shall be held in San Diego, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. The parties will be entitled to conduct discovery (i.e., investigation of facts through depositions and other means), which shall be governed by Section 1283.05 of the California Code of Civil Procedure (the "CCP"). The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the CCP. The arbitrator shall apply California substantive law in all respects. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all reasonable attorneys' fees and costs incurred in pursuit of the claim, without regard to any statute, schedule, or rule of court purported to restrict such award.

10.      GENERAL PROVISIONS.

         10.1 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of California.

         10.2 ASSIGNMENT. Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof.

         10.3 AMENDMENTS; WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties. No waiver of any provision or consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent, and instance so provided.

         10.4 SEVERABILITY. The provisions of this Agreement are severable; and, if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, then the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

         10.5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

              If to the Company:        DAOU Systems, Inc.
                                        5120 Shoreham Place
                                        San Diego, CA  92122
                                        ATTENTION:  Chief Executive Officer
                                        Facsimile No.: (619) 452-2789


              With a copy to:           Baker & McKenzie
                                        101 West Broadway, Twelfth Floor
                                        San Diego, California  92101-3890
                                        ATTENTION:  Carlos D. Heredia, Esq.
                                        Facsimile No.: (619) 236-0429


              If to Employee:           Donald R. Myll
                                        5120 Shoreham Place
                                        San Diego, CA  92122
                                        Facsimile No.: (619) 452-2789

         10.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written. In particular, this Agreement specifically amends and supersedes Section 7.1 of the Employment Agreement, but does not amend or supersede any other provisions of the Employment Agreement, which provisions shall remain in full force and effect. Notwithstanding the foregoing, in the event that Employee receives any payment pursuant to Section 5 hereof, Employee shall not be entitled to, and shall not receive, any payment pursuant to Section 7 or Section 8 of the Employment Agreement; and, in the event that (i) there is no Change in Control of DAOU, and
(ii) Employee receives any payment under Section 7 or Section 8 of the Employment Agreement, then Employee shall not be entitled to, and shall not receive, any payment pursuant to Section 5 hereof.

         10.7 MODIFICATION; WAIVERS. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

         10.8 FEES AND EXPENSES. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, then the successful or prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that proceeding (including, in the case of an arbitration, arbitration fees and expenses), in addition to any other relief to which such party may be entitled.

         10.9 AMENDMENT. This Agreement may be amended or supplemented only by a writing signed by both of the parties hereto.

         10.10 DUPLICATE COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; PROVIDED, HOWEVER, that such counterparts shall together constitute only one instrument.

         10.11 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.12 DRAFTING AMBIGUITIES. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       DAOU SYSTEMS, INC.



                                       By:   /s/ Larry Grandia
                                            -----------------------------------
                                            Larry Grandia, President and
                                            Chief Executive Officer



                                            EMPLOYEE:



                                            /s/ Donald R. Myll
                                            -----------------------------------
                                            Donald R. Myll

                                    EXHIBIT 1

                                 GENERAL RELEASE

         THIS GENERAL RELEASE (this "RELEASE") is entered into effective as of ______________, ____, (the "EFFECTIVE DATE") by and between DAOU Systems, Inc., a Delaware corporation, having its principal offices at 5120 Shoreham Place, San Diego, California 92122 (the "COMPANY"), and Donald R. Myll ("EMPLOYEE"), with reference to the following facts:

                                    RECITALS

         A. The parties entered into a Retention and Severance Agreement, dated as of March 1, 2000 (the "AGREEMENT"), pursuant to which the parties agreed that upon the occurrence of certain conditions, Employee would become eligible for certain Termination Payments (as defined in the Agreement) in exchange for Employee's release of the Company from all claims which Employee may have against the Company as of the Termination Date (as defined in the Agreement). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

         B. The parties desire to dispose of, fully and completely, all claims, which Employee may have against the Company in, the manner set forth in this Release.

                                    AGREEMENT

         1. RELEASE. Employee, for himself and his heirs, successors and assigns, each fully releases, and discharges the Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents of the other (collectively "AGENTS"), and all entities related to each party, including, but not limited to, their respective heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively "RELATED ENTITIES"), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act, as amended ("ADEA").

         2. SECTION 1542 WAIVER. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, its Agents or Related Entities. In making this release, Employee intends to release the Company, its Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him. Employee expressly waives all rights under Section 1542 of the California Civil Code, which Employee understands provides as follows:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

         3. WAIVER OF CERTAIN CLAIMS. Employee acknowledges that he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any. In addition, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to seven (7) days after executing this Release.

         4. NO UNDUE INFLUENCE. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

         5. GOVERNING LAW. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California, without regard to conflicts of law principles.

         6. SEVERABILITY. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7. CONSULTATION WITH COUNSEL. Employee acknowledges and agrees that he has had the opportunity to consult and review this Release with counsel.

         8. DISPUTE RESOLUTION PROCEDURES. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association ("AAA") or of the Judicial Arbitration and Mediation Services ("JAMS"). The arbitration shall be held in San Diego, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. The parties will be entitled to conduct discovery (i.e., investigation of facts through depositions and other means), which shall be governed by Section 1283.05 of the California Code of Civil Procedure (the "CCP"). The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the CCP. The arbitrator shall apply California substantive law in all respects. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all reasonable attorneys' fees and costs incurred in pursuit of the claim, without regard to any statute, schedule, or rule of court purported to restrict such award.



Dated:
      ---------------------            ----------------------------------------
                                       Donald R. Myll